        Exhibit 10.40
COMPOSECURE, INC.
OPTION CONVERSION PROGRAM FOR DIRECTORS

1.Introduction
1.1Purpose. The purpose of the Program is to provide Directors with the opportunity to convert all or a portion of their Compensation into an Option Award under the Equity Plan. This Program restates the Prior Program in its entirety and, except with respect to awards that have already been converted or deferred under the Prior Program, after the Effective Date, the Prior Program shall have no force and no further conversions or deferrals shall be permitted under the Prior Program. For the avoidance of doubt, any Compensation previously converted into restricted stock unit awards and any restricted stock unit awards deferred under the Prior Program shall remain outstanding until settled in accordance with the provisions of the Prior Program.
1.2Equity Plan. Option Awards made under Section 4 shall be issued under the Equity Plan and shall be subject to the Equity Plan’s terms, and each Share issued pursuant to an exercised Option Award shall be drawn from the Share reserve under the Equity Plan.
1.3Effective Date. The Program shall be effective on October 1, 2024 (the “Effective Date”).
2.Definitions
2.1“Administrator” means the Compensation Committee of the Board or those persons or bodies to whom administration of the Program, or part of the Program, has been delegated as permitted by applicable law and in accordance with the Program.
2.2“Affiliate” means a Parent, a Subsidiary, or any corporation or other Entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.
2.3“Award Agreement” means a written or electronic agreement between the Company and a Participant documenting the terms and conditions of an Option Award. The term “Award Agreement” will also include any other written agreement between the Company and a Participant containing additional terms and conditions of, or amendments to, an award.
2.4“Board” means the Board of Directors of the Company.
2.5“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
2.6“Company” means CompoSecure, Inc., a Delaware corporation, and any successor.
2.7“Compensation” means cash compensation Directors earn for services to the Board.
2.8“Director” means a Non-Employee Director based in the U.S. who is a “Covered Director” as defined in the Company’s Non-Employee Director Compensation Policy.
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2.9“Disability” means, unless the applicable Award Agreement provides otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The determination of whether an individual has a Disability shall be determined under procedures established by the Administrator.
2.10“Effective Date” shall have the meaning set forth in Section 1.3.
2.11“Entity” means a corporation, partnership, limited liability company, or other entity.
2.12“Equity Plan” means the CompoSecure, Inc. 2021 Incentive Equity Plan, as may be amended from time to time, or any successor plan.
2.13“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
2.14“Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate, and who satisfies the requirements of a “non-employee director” within the meaning of Section 16 of the Exchange Act.
2.15“Option Award” means a stock option award granted under the Equity Plan including, for the avoidance of doubt, an Option Award that is made under Section 4.
2.16“Option Election” shall have the meaning set forth in Section 4.1.
2.17“Option Election Form” means a form on which a Director may make an Option Election as provided by the Administrator.
2.18“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.19“Participant” means a Director who elects to participate in the Program by making an Option Election.
2.20“Prior Program” means the CompoSecure, Inc. RSU Conversion and Deferral Program for Directors.
2.21“Program” means the CompoSecure, Inc. Option Conversion Program for Directors, as may be amended from time to time, as set forth in this document.
2.22“Share” means each share of the Company’s Class A common stock.
2.23“Subsidiary” means any Entity (other than the Company) in an unbroken chain of Entities beginning with the Company if each of the Entities other than the last Entity in the unbroken chain owns equity possessing fifty percent (50%) or more of the total combined voting power of all classes of equity in one of the other Entities in such chain.
3.Eligibility

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Directors are eligible to participate in the Program. Any individual who ceases to be eligible to participate in the Program shall continue to be a Participant with respect to Compensation previously converted into any Option Awards hereunder until all Shares subject to such Option Awards are completely issued to the Participant in accordance with the Program or the Option Award expires, as applicable. By making an Option Election, the Director shall for all purposes be deemed conclusively to have consented to the provisions of the Program and the Equity Plan.
4.Election to Convert Compensation Into Option Award
4.1Option Election. A Director may elect to convert all or a portion of the Director’s Compensation for services performed during the period from the Company’s annual meeting for the year for which the Option Election is to be effective to the date of the Company’s next annual meeting (the “Option Election Period”) into an Option Award (“Option Election”), by properly completing and filing an Option Election Form in the manner specified by the Administrator. Each Option Election shall specify the percentage of Compensation that shall be converted into an Option Award, in the following increments: twenty-five percent (25%), fifty percent (50%), seventy-five percent (75%) or one hundred percent (100%). Each Option Election shall become irrevocable immediately following the applicable deadline for making an Option Election under Section 4.2 and cannot be modified for any reason thereafter. Unless otherwise specified by the Administrator, an Option Election will apply with respect to Compensation payable for services performed in the Option Election Period specified in the Option Election Form and all subsequent Option Election Periods unless revoked or modified by the Director by the deadline specified in Section.
4.2Timing of Option Election.
4.2.1Generally, an Option Election must be made during the thirty (30)-day period immediately preceding the Company’s annual meeting for the year for which the Option Election is to be effective, or at such earlier time as may be set by the Administrator in its sole discretion.
4.2.2If an individual first becomes eligible to participate in the Program (including in connection with the adoption of the Program on the Effective Date) during an Option Election Period, the individual may make an Option Election for services performed in that Option Election Period. Such election shall be made on or before the date that is 30 days after the date on which the individual first becomes eligible to participate in the Program. The Option Election shall be irrevocable and shall apply only to Compensation earned for any calendar quarter that begins after the later of (a) the Effective Date, or (b) the date on which the Option Election Form is received by the Administrator.
4.3Effect of Option Election. On the first trading day of the Option Election Period to which the Option Election relates or, with respect to an individual who first becomes eligible to participate in the Program during an Option Election Period, on the first trading day following the date on which such individual’s Option Election is made, the Compensation subject to the Option Election shall be converted from cash into an Option Award by converting the Compensation subject to the Option Election into an Option Award with an equivalent Fair Market Value as determined by the Administrator, in its sole discretion, on such date, and the Option Award shall be issued as of such date. The Administrator has historically utilized the Black-Scholes option pricing model based upon information available at the time of grant to determine the “Fair Market Value” of an Option Award.

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4.4Vesting of Option Award. Unless otherwise specified by the Administrator in an Award Agreement, the Option Award shall be subject to the same vesting terms applicable to the Option Awards in the Company’s Non-Employee Director Compensation Policy.
4.5Option Award Subject to Terms of Equity Plan. Option Awards made under this Section 4 shall be issued under the Equity Plan. As such, Option Awards and any Award Agreements governing them are subject to the Equity Plan’s terms, including, by way of example and not limitation, the Equity Plan’s terms regarding tax withholding, restrictions on awards and Shares (including clawback/recovery), and corporate events.
5.Exercise of Option Awards Following Certain Events
5.1Exercise Following Termination of Service. A Participant’s Option Awards shall remain exercisable by the Participant until the earlier of (x) six (6) months following the date of the Participant’s termination of service and (y) the expiration date set forth in the applicable Award Agreement. The Administrator, in its sole discretion, shall determine whether a Participant has terminated from service and the effective date of such termination.
5.2Exercise Following Disability or Death. Notwithstanding Section 5.1, upon the Participant’s termination of service due to Disability or death, all Option Awards shall remain exercisable by the Participant (or the Participant’s beneficiary under Section 5.4, as applicable) until the earlier of (x) twelve (12) months following the date of such Participant’s termination of service and (y) the expiration date set forth in the applicable Award Agreement.
5.3Exercise Following a Change of Control. Notwithstanding Section 5.1, upon the occurrence of a Change of Control (as defined in the Equity Plan), unless otherwise determined by the Administrator prior to or in connection with such Change of Control, all Option Awards shall remain exercisable by the Participant (or the Participant’s beneficiary under Section 5.4, as applicable) until the expiration date set forth in the applicable Award Agreement.
5.4Beneficiary. A Participant may designate a beneficiary and a contingent beneficiary in the form and manner specified by the Administrator. Any beneficiary designation hereunder shall remain effective until properly changed or revoked. A beneficiary designation may be changed by the Participant at any time before the Participant’s death by filing a new designation in writing with the Administrator. If the Participant dies without having designated a beneficiary in accordance with this Section 5.4, or if the Participant dies and the beneficiary so designated by the Participant has predeceased the Participant or otherwise ceased to exist, then the Participant’s surviving spouse, or if none, the Participant’s estate shall be deemed to be the beneficiary.
5.5Modification of Exercise Periods. The periods set forth in Sections 5.1, 5.2 and 5.3 above may be [extended][modified] by the Executive Chairman of the Company.
6.Nature of Participant’s Interest Under the Program
6.1No Right to Assets. Participation in the Program does not create, in favor of any Participant, any right or lien in or against any asset of the Company. Nothing contained in the Program, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. The Company’s promise to pay benefits under the Program will at all times remain unfunded as to each Participant, whose rights under the Program are limited to those of a general and unsecured creditor of the Company.

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6.2No Right to Transfer Interest. Rights to benefits payable under the Program are not subject in any manner to alienation, sale, transfer, assignment, pledge, or encumbrance. However, the Administrator may recognize the right of an alternate payee named in a domestic relations order to receive all or part of a Participant’s benefits under the Program, but only if (a) the domestic relations order would be a “qualified domestic relations order” within the meaning of Section 414(p) of the Code (if Section 414(p) applied to the Program), (b) the domestic relations order does not attempt to give the alternate payee any right to any asset of the Company, (c) the domestic relations order does not attempt to give the alternate payee any right to receive payments under the Program at a time or in an amount that the Participant could not receive under the Program, and (d) the amount of the Participant’s benefits under the Program are reduced to reflect any payments made or due to the alternate payee.
6.3No Service Rights. No provisions of the Program and no action taken by the Company or the Administrator will give any person any right to be retained in the service of the Company, and the Company specifically reserves the right and power to terminate the service of any Participant for any reason or no reason and at any time.
7.Administration, Interpretation, and Modification of Program
7.1Program Administrator. The Administrator will administer all aspects of the Program. The Administrator’s powers include, but are not limited to, the power to adopt rules consistent with the Program, the power to decide all questions relating to the interpretation of the terms and provisions of the Program, and the power to resolve all other questions arising under the Program (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision). The Administrator has full discretionary authority to exercise each of the foregoing powers. Notwithstanding the foregoing, with respect to an Option Award, the authority to interpret and apply the terms of the Equity Plan and any applicable Award Agreement (including the determination of the extent to which the foregoing provisions are applicable) reside in the person(s) so authorized under the Equity Plan’s terms.
7.2Incapacity. If the Administrator determines that any Participant entitled to benefits under the Program is unable to care for his or her affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such Participant to his or her spouse, parent, brother, sister, or other party deemed by the Administrator to have incurred expenses for such Participant.
7.3Amendment, Suspension, and Termination. The Administrator has the right by written resolution to amend, suspend, or terminate the Program at any time, provided, that no amendment, suspension, or termination that reduces the benefits to which a Participant is entitled under the Program will apply to a Director who, at the time the amendment is adopted, already is a Participant without his or her express written consent. Notwithstanding the foregoing, the Administrator may amend the Program at any time to the extent necessary to comply with Section 409A of the Code, provided that, to the extent possible, such amendment does not reduce the benefits of a Participant.
7.4Power to Delegate Authority. The Administrator may, in its sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Program.
7.5Headings. The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Program.
7.6Severability. If an arbitrator or court of competent jurisdiction determines that any term, provision, or portion of the Program is void, illegal, or unenforceable, the other terms,

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provisions, and portions of the Program will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or such arbitrator or court will substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by the Program.
7.7Governing Law. The Program will be construed, administered, and regulated in accordance with the laws of Delaware (excluding any conflicts or choice of law rule or principle), except to the extent that those laws are preempted by federal law.
7.8Complete Statement of Program. The Program contains a complete statement of its terms. A Participant’s right to any benefit of a type provided under the Program will be determined solely in accordance with the terms of the Program. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Program. Notwithstanding the preceding provisions of this Section 7.8, for purposes of determining the Option Award due to a Participant, the Program will be deemed to include the applicable terms of the Equity Plan and any applicable Award Agreement.
7.9Compliance with Section 409A of the Code. The Program will be interpreted to the greatest extent possible in a manner that makes the Program and the benefits hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. To the extent Section 409A of the Code is applicable, (a) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (b) payments to be made upon a termination of service shall only be made upon a “separation from service” under Section 409A of the Code, and (c) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. In no event will any Participant have a right to payment or reimbursement or otherwise from the Company or its Affiliates, or their successors or assigns, for any taxes imposed or other costs incurred as a result of Section 409A of the Code.

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